                                                                                                                       EXHIBIT 12.1

                                       Computation of Ratio of Earnings to Fixed Charges
                         for the nine months ended September 30, 2002 and each of the five years ended
                       December 31, 2001, 2000, 1999, 1998 and 1997 for Enterprise Products Partners L.P.
                                                     (dollars in millions)

                                                Nine
                                               Months
                                               Ended
                                             Sept. 30,                   For the Year Ended December 31,
                                                         -----------------------------------------------------------------
                                                2002         2001         2000         1999         1998         1997
                                            ------------------------------------------------------------------------------
Income (loss) before minority interest,
        taxes and equity investments              $21.1       $219.3       $198.6       $108.0       $(5.5)        $37.0
Add:
        Fixed charges                              73.6         60.3         43.7         23.5         21.5         37.6
        Amortization of
            capitalized interest                    0.2          0.2          0.2          0.1          0.1          0.1
        Distributed income
            of equity investees                    40.1         45.1         37.3          6.0          9.1          7.3
Less:
        Capitalized interest                       (0.8)        (2.9)        (3.3)        (0.2)        (0.2)        (2.0)
        Minority interest                          (1.3)        (2.5)        (2.3)        (1.2)        (0.1)        (0.5)
                                            ------------------------------------------------------------------------------
Total Earnings                                   $132.9       $319.5       $274.2       $136.2        $24.9        $79.5
                                            ==============================================================================

Fixed charges:
        Interest expense                           68.2         49.6         33.3         16.4         15.1         25.7
        Capitalized interest                        0.8          2.9          3.3          0.2          0.2          2.0
        Interest portion of
            rental expense                          4.6          7.8          7.1          6.9          6.2          9.9
                                            ------------------------------------------------------------------------------
        Total                                     $73.6        $60.3        $43.7        $23.5        $21.5        $37.6
                                            ==============================================================================

Ratio of Earnings to Fixed charges                1.81x        5.30x        6.27x        5.80x        1.16x        2.11x
                                            ==============================================================================

These computations take into account our consolidated operations and the distributed income from our equity method investees.   For
purposes of these calculations, "earnings" is the amount resulting from adding and subtracting the following items.

Add the following, as applicable:  consolidated pre-tax income before minority interest and income or loss from equity investees;
fixed charges; amortization of capitalized interest; distributed income of equity investees; and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the total of the added items, subtract the following, as applicable:  interest capitalized;  preference security dividend requirements of consolidated subsidiaries; and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "fixed charges" means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses (equal to one-third of rental expense);
and preference security dividend requirements of consolidated subsidiaries.